UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 5, 2017

LEGGETT & PLATT, INCORPORATED

(Exact name of registrant as specified in its charter)

Missouri	001-07845	44-0324630
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

No. 1 Leggett Road, Carthage, MO	64836
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 417-358-8131

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Named Executive Officer Retirement and Annual Salary Reduction

As previously reported, in anticipation of his future undetermined retirement date, Jack D. Crusa ceased to be an executive officer of the Company effective January 1, 2017. However, Mr. Crusa continues to serve the Company as Senior Vice President – Operations. On January 5, 2017, Mr. Crusa notified the Company that his retirement date from the Company is expected to be December 31, 2017. As part of Mr. Crusa’s retirement transition, he will continue to receive his current annual base salary of $380,000 until April 2, 2017 when such rate will be reduced to $190,000. His salary rate is expected to be further reduced to $152,000 on July 9, 2017.

Company’s Performance Stock Units and Growth Performance Stock Units

At Mr. Crusa’s request, he will not receive a 2017 grant of either Performance Stock Units or Growth Performance Stock Units under the Company’s Profitable Growth Incentive Program. Reference is made to the 2017 Form of Performance Stock Unit Award Agreement and 2017 Form of Profitable Growth Incentive Award Agreement, attached as Exhibits 10.1 and 10.2, respectively, to the Company’s Form 8-K filed November 10, 2016.

Company’s Key Management Incentive Compensation Plan

In 2017, Mr. Crusa will participate in the Company’s Key Management Incentive Compensation Plan, which is a cash bonus plan for non-executive officers (the “Plan”). Historically, the Plan has had performance objectives based on Return on Capital Employed (70% relative weight) and Free Cash Flow (30% relative weight). The 2017 performance objectives and award formula for Mr. Crusa have not yet been determined but are expected to be adopted in March 2017. If required, we will disclose the performance objectives, award formula and bonus percentage applicable to Mr. Crusa once they are determined.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEGGETT & PLATT, INCORPORATED

Date: January 6, 2017	By:	/s/ Scott S. Douglas
Scott S. Douglas
Senior Vice President, General Counsel and Secretary

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